UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549
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FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of report (Date of earliest event reported):  September 24, 2008

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OMNI FINANCIAL SERVICES, INC.
(Exact name of registrant as specified in its charter)

Georgia	001-33014	58-1990666
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)
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Six Concourse Parkway, Suite 2300, Atlanta, Georgia 30328
(Address of principal executive offices)
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(770) 396-0000
(Registrant’s telephone number, including area code)
_______________________________

Not Applicable
(Former name or address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement

Capital Bank (“Capital Bank”), a wholly owned subsidiary of Capital Bank Corporation, and Omni National Bank (“Omni”), a wholly-owned subsidiary of Omni Financial Services, Inc., entered into a Purchase and Assumption Agreement (the “Agreement”) on September 24, 2008, pursuant to which Capital Bank will purchase certain assets and assume certain liabilities (the “Purchase”) of four branch offices of Omni located in the Fayetteville, North Carolina area (collectively, the “Branches”).

The Agreement provides that Capital Bank will acquire all of Omni’s rights, title, and interests to certain assets described in the Agreement, including (i) cash on hand, (ii) real property and Omni’s rights and interest under real property leases, (iii) records, (iv) certain loans, the servicing rights thereto, any guarantees thereof and Omni’s interest in any collateral for such loans, (v) Omni’s benefits and rights under safe deposit agreements, and (vi) Omni’s benefits and rights under assumed contracts (collectively, the “Assets”). The Agreement also provides that Capital Bank will assume certain of Omni’s liabilities, including (i) the assumed deposits and all terms and agreements relating to the assumed deposits, (ii) Omni’s obligations with respect to the loans, the servicing of the loans, and the collateral for the loans (to the extent assumed by Capital Bank), (iii) Omni’s obligations under the assumed contracts and property leases (to the extent assumed by Capital Bank), (iv) Omni’s obligations under the safe deposit agreements, (v) Omni’s obligations to provide customer services from and after the closing date in connection with the Assets and the assumed deposits, and (vi) all liabilities from Capital Bank’s operation of the Branches after the closing date, except as otherwise provided in the Agreement.

The completion of the Purchase is subject to regulatory approvals required by state and federal bank regulatory authorities and normal and customary closing conditions. Subject to the satisfaction of such conditions, Capital Bank and Omni expect to close the Purchase in the fourth quarter of 2008.

Capital Bank and Omni made customary representations, warranties, and covenants in the Agreement. Capital Bank and Omni have also agreed to indemnify each other (subject to customary limitations) with respect to the Purchase, including for breaches of representations and warranties, breaches of covenants, liabilities not retained or assumed, and conduct of the business of the Branches and operation and use of the Assets during certain time periods.

The purchase price for the Assets will be computed as the sum of (i) the average daily balance of the deposits for a ten day period prior to closing multiplied by 6%, (ii) the aggregate amount of cash on hand as of the closing, (iii) the accrued interest on the loans as of closing, (iv) the net book value of the real property as of closing, (v) the aggregate value of the loans assumed at closing multiplied by approximately 98%, and (vi) the aggregate net book value of certain other assets. The current value of the Omni deposits being assumed is approximately $105 million, and the current value of the Omni loans being purchased is approximately $51 million. On the first business day following the closing date, Omni will transfer to Capital Bank cash in an amount equal to the sum of the assumed deposits plus accrued expenses minus the purchase price for the Assets.

Omni expects the pre-tax gain on the purchase to be approximately $5.5 million, and its risk-based capital is expected to improve by approximately 1.15%.

Item 9.01	Financial Statements and Exhibits

Exhibit 2.1 -	Purchase and Assumption Agreement dated September 24, 2008, between Capital Bank and Omni National Bank.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

OMNI FINANCIAL SERVICES, INC.

Dated: September 30, 2008	By:	/s/ Thomas Flournoy
	Name:	Thomas Flournoy
	Title:	Executive Vice President and Chief Financial Officer

EXHIBIT INDEX

Exhibit Number

2.1	Purchase and Assumption Agreement dated September 24, 2008, between Capital Bank and Omni National Bank.